Contact:
Richard L. Harbaugh
President and Chief Executive Officer
(308) 382-3136

EQUITABLE FINANCIAL CORP. ANNOUNCES OPEN MARKET
STOCK PURCHASES TO FUND 2006 EQUITY INCENTIVE PLAN

Grand Island, Nebraska. April 19, 2007. - Equitable Financial Corp. (OTCBB: EQFC) today announced that the Company has authorized the funding of a trust that will purchase up to 64,631 shares, or 1.96% of the Company’s outstanding common stock. The shares acquired by the trust will be used to fund restricted stock awards under the Company’s 2006 Equity Incentive Plan, which was approved by stockholders at the Company’s annual meeting in November 2006. Purchases will be made in the open market from time to time at the discretion of the independent trustee of the trust.

Equitable Financial Corp. is the holding company for Equitable Bank and is headquartered in Grand Island, Nebraska. Equitable Bank operates five offices in Grand Island, Omaha and North Platte, Nebraska.